SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                      Date of Report:  February 1, 1999



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated January 27, 1999:

                        MEDIMMUNE REPORTS RECORD YEAR
                  Synagis Sales Reach $110 million for 1998

Gaithersburg, MD, January 27, 1999 -- MedImmune, Inc. (Nasdaq: MEDI) today reported that total revenues for the quarter ended December 31, 1998 increased 73 percent to $92.9 million from $53.8 million in the quarter ended December 31, 1997. Total revenues in fourth quarter 1998 included net product sales of $92.8 million for Synagis(palivizumab) and $9.2 million for CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)). Total revenues were offset by $12.5 million for an estimate of potential returns of RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) which now is obsolete because of the launch of Synagis. Total revenues for the year ended December 31, 1998, including $109.7 million for sales of Synagis, increased 148 percent to $200.7 million from $81.0 million for the 1997 year.

Reported earnings for fourth quarter 1998 were $72.7 million or $1.13 per share on a diluted basis on 64.4 million shares compared with earnings in fourth quarter 1997 of $3.3 million or $0.06 per share on a diluted basis on
59.9 million shares. Reported earnings for the full year 1998 were $56.2 million or $0.91 per share on a diluted basis on 63.4 million shares compared with a loss in the full year 1997 of $36.9 million or $0.80 per share on a basic and diluted basis on 46.3 million shares. On December 31, 1998, cash and marketable securities were $134.9 million compared with $100.4 million on September 30, 1998 primarily reflecting positive cash flow from operations.

Results in fourth quarter 1998 included two adjustments: 1) a $47.4 million tax benefit reflecting the reversal of a valuation allowance for net operating loss and research and development tax credit carry forwards now expected to be realized and 2) the $12.5 million RespiGam return estimate described above. Excluding these two items, earnings for fourth quarter 1998 would have been $37.7 million or $0.59 per share on a diluted basis, and for the 1998 year would have been $21.3 million or $0.37 per share on a diluted basis.

The Synagis launch has exceeded even our own expectations and we believe we are well on our way to making this one of the most successful biotech product launches ever," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer. Our successes in 1998 go beyond Synagis and encompass all areas of the business. We continue to see growth in sales of our first product CytoGam, we have made excellent progress in our R&D pipeline, we have maintained tight control over operating costs and we closed the year with the strongest balance sheet in the history of MedImmune. We are grateful to our employees, partners and shareholders for their contributions to our success and look forward to an outstanding 1999.

For fourth quarter 1998, net sales of Synagis were $92.8 million compared with no Synagis sales in fourth quarter 1997 because Synagis was approved for marketing and launched in 1998. Sales of Synagis totaled $109.7 million since they commenced September 15, 1998. Net sales of CytoGam in fourth quarter 1998 increased 43 percent to $9.2 million from $6.4 million in fourth quarter 1997 primarily reflecting strong international sales. Net sales of RespiGam, which were $31.9 million in fourth quarter 1997, were negative $12.5 million in fourth quarter 1998 because of the estimate for returns reflecting obsolescence of RespiGam following the introduction of Synagis. Other revenues decreased 82 percent to $2.7 million in fourth quarter 1998 from $15.4 million in fourth quarter 1997 primarily because of a $15.0 million payment in fourth quarter 1997 from Abbott Laboratories relating to the Synagis alliance, offset partly by R&D reimbursement from SmithKline Beecham (SB) in fourth quarter 1998 pursuant to the human papillomavirus vaccine alliance.

In fourth quarter 1998, gross margins improved to 71 percent from 46 percent in fourth quarter 1997. Excluding the effect of the estimate for RespiGam returns, gross margins would have been 74 percent in fourth quarter 1998.

In fourth quarter 1998, sales, general and administration expenses increased to $31.6 million from $14.4 million in fourth quarter 1997. The increase, primarily related to the launch of Synagis, included increased selling and marketing expenses, as well as a co-promotion commission to Abbott accrued in accordance with the threshold-based co-promotion agreement between MedImmune and Abbott for sale of Synagis in the United States.

In fourth quarter 1998, other operating expenses decreased to $3.0 million from $7.8 million in fourth quarter 1997 primarily because of one-time payments to third parties in fourth quarter 1997 to provide additional production capacity for Synagis. Other operating expenses in fourth quarter 1998 are primarily related to manufacturing start-up costs associated with MedImmune's new manufacturing facility located in Frederick, Maryland.

Synagis is a humanized monoclonal antibody which was approved for marketing in June 1998 by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease (please see full prescribing information attached and at www.medimmune.com/products/synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease. Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. In the Northern Hemisphere, the RSV season typically commences in November and lasts through April but it may begin earlier or persist later in certain communities.

CytoGam is an intravenous immune globulin enriched in antibodies against cytomegalovirus (CMV) and is marketed by MedImmune in the United States for the prophylaxis against CMV disease associated with transplantation of kidney, lung, liver, pancreas, and heart (please see full prescribing information attached and at www.medimmune.com/products/cytopi1.htm).

RespiGam is an intravenous immune globulin enriched in antibodies against RSV and is marketed by MedImmune in the United States for the prevention of serious lower respiratory tract infection caused by RSV in children under 24 months of age with BPD or a history of premature birth (i.e., less than or equal to 35 weeks gestation). RespiGam was the first product demonstrated to be safe and effective in reducing the incidence and duration of RSV hospitalization and severity of RSV illness in these high-risk infants (please see full prescribing information attached and at www.medimmune.com/products/resppi.htm).

MedImmune, located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.

                                Table Follows
MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)

Condensed Statements of Operations

                              Three Months Ended          Year Ended
                                  December 31           December 31,
                            ---------------------  ----------------------
                                   Unaudited

                               1998        1997*       1998      1997*
                            ----------  ----------  ---------  ----------
Revenues:
  Product sales             $  90,216   $  38,340   $ 163,440  $  65,271
  Other                         2,723      15,417      37,268     15,693
                            ----------  ----------  ---------  ----------
                               92,939      53,757     200,708     80,964
                            ----------  ----------  ---------  ----------
Cost and expenses:
  Cost of sales                26,575      20,530      70,236     34,433
  Research and development      7,014       7,386      25,775     40,669
  Selling, administrative
   and general                 31,578      14,364      62,008     31,735
  Other operating expenses      3,048       7,825      36,495     11,543
                            ----------  ----------  ---------  ----------
                               68,215      50,105     194,514    118,380
                            ----------  ----------  ---------  ----------
Interest income, net              503        (358)      2,618        521
                            ----------  ----------  ---------  ----------
Income (loss) before
income taxes                   25,227       3,294       8,812    (36,895)

Income tax benefit             47,428           -      47,428          -
                            ----------  ----------  ---------  ----------
Net earnings (loss)         $  72,655   $   3,294   $  56,240  $ (36,895)
                             ========    ========    ========   ========
Basic earnings (loss) per
share                       $    1.34   $    0.07   $    1.06  $   (0.80)
                             ========    ========    ========   ========
Shares used in computing
basic earnings (loss) per
share                          54,231      48,747      53,130     46,264
                             ========    ========    ========   ========

Diluted earnings (loss)
per share                   $    1.13   $    0.06   $    0.91  $   (0.80)
                             ========    ========    ========   ========

Shares used in computing
basic earnings (loss) per
share                          64,409      59,887      63,401     46,264
                             ========    ========    ========   ========

Condensed Balance Sheets

                                              December 31,   December 31,
                                                  1998           1997*
                                               ----------      ---------
Assets:
  Cash and marketable securities              $   134,882    $    50,326
  Trade and contract receivables net               34,837         18,300
  Inventory, net                                   24,709         31,303
  Deferred taxes, net                              77,518              -
  Property and equipment, net                      74,822         65,254
  Other assets                                      6,352          5,153
                                               ----------      ---------
                                              $   353,120    $   170,336
                                                =========      =========

Liabilities and shareholders' equity:
  Accounts payable                            $     4,052    $     4,535
  Accrued expenses                                 33,397         27,682
  Other liabilities                                19,947          9,934
  Long term debt                                   85,892         87,649
  Shareholders' equity                            209,832         40,536
                                               ----------      ---------
                                              $   353,120    $   170,336
                                                =========      =========
Common shares outstanding                          54,655         48,889
                                                =========      =========

*Prior year share and per share amounts have been restated to give effect for the for the 2 for 1 stock split on December 31, 1998.







(REGISTRANT)      MEDIMMUNE, INC.






BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            February 1, 1999